Exhibit 99.1


       July 6, 2004                                Steven F. Nicola
                                                   CFO, Secretary & Treasurer




                          MATTHEWS INTERNATIONAL CORPORATION
                             ACQUIRES HOLJERON CORPORATION



PITTSBURGH, PA, JULY 6, 2004 -- Matthews International Corporation (NASDAQ
NMS: MATW) today announced the purchase by Matthews of Holjeron Corporation, a U.S. industrial controls manufacturer located in Wilsonville, Oregon. The combination of Matthews and Holjeron is an important part of the Matthews strategy to increase its presence in the marking products industry. Terms of the purchase were not disclosed.

Holjeron Corporation, a privately-owned business with annual sales of approximately $3 million (U.S. dollars), was established in 1994 to focus on the emerging market for industrial networks. Holjeron is currently a supplier to Matthews of microprocessor controls. The company designs, manufactures and sells microprocessor-based control products for material handling, oil field services and other industrial markets. Many of Holjeron's customers are Fortune 500 companies, where the company's products are used to help improve productivity.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and caskets for the cemetery and funeral home industries, and custom made products which are used to identify people, place, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; bronze and aluminum architectural products; cremators and cremation-related products; mausoleums, printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products and containers.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.